Exhibit 10.24
EMPLOYMENT CONTRACT
     In the City of San Juan, Puerto Rico, on March 4, 2010.
APPEAR
     AS THE FIRST PARTY: Triple-S Management Corporation, a corporation organized and doing business under the laws of the Commonwealth of Puerto Rico, represented herein by Luis A. Clavell Rodríguez, M.D., of legal age, married, medical doctor, resident of Guaynabo, Puerto Rico, and Chairman of the Board of Directors of Triple-S Management Corporation, with authority given by the Board of Directors to execute this Contract.
     AS THE SECOND PARTY: Ramón M. Ruiz Comas, of legal age, married, executive and resident of Guaynabo, Puerto Rico.
     The appearing parties have the legal capacity to execute this Contract and to such effect, they freely and voluntarily
STATE
     FIRST: That in order to abbreviate and facilitate the understanding and analysis of this Contract, the terms below will have the meaning set forth in the following definitions:
a.	“ASTB” — shall mean the Annual Short Term Bonus, as specified in Article 7 of this Contract.

b.	“Base Salary” — shall mean that provided in Article 7(a) of this Contract.

c.	“Board” — shall mean the Board of Directors of Triple-S Management Corporation.

d.	“CEO” — shall mean the Chief Executive Officer of Triple-S Management Corporation, Ramon M. Ruiz Comas.

e.	“Change of Control” — shall have the meaning ascribed to such term in Article 21(c) of this Contract.

f.	“Compensation Policy” — shall mean the Executive Compensation Philosophy approved by the Board of Directors of TSM on February 20, 2007, as may be amended from time to time.

g.	“Contract” — shall mean this Employment Contract.

h.	“Confidential Information” — shall have the meaning ascribed to such term in Article 15 of this Contract.

i.	“Fringe Benefits” — shall mean those fringe benefits provided pursuant to the standards and policies of TSM generally applicable to its executives, as may be modified from time to time by the Board of Directors, which are referred to in Article 10 of this Contract and identified in Exhibit A to this Contract as “Fringe Benefits.”

j.	“Good Cause” — shall have the meaning ascribed to such term in Article 21(d) of this Contract.

k.	“Cause” — shall mean that the CEO shall have incurred in any of the acts or conduct described in Article 14 of this Contract.

l.	“Other Benefits” — shall mean those benefits, other than the Fringe Benefits, provided by the standards and policies of TSM generally applicable to its executives, as may be modified from time to time.

m.	“Subsidiary Corporations” — shall mean the subsidiary corporations of TSM.

n.	“TSM” — shall mean Triple-S Management Corporation.

o.	“Total Compensation” — shall have the meaning ascribed to such term in Article 21(d) of this Contract.

p.	“Without Cause” — shall mean a termination of employment of the CEO for a cause other that regarded as “Cause” under Article 14 of this Contract.
     SECOND: That TSM is a holding company of entities engaged in the business of insurance, businesses related to insurance and other types of businesses and other activities, with its principal office located in the Commonwealth of Puerto Rico.
     THIRD: That the CEO is a professional with vast experience in business, a bachelors degree in business administration and a law degree, both from the University of Puerto Rico, and certification as a Certified Public Accountant. Additionally, the CEO has knowledge of the insurance business and since June 11, 1990, has served in several capacities in TSM, including as President and CEO of TSM during the past seven and a half years.
     FOURTH: That the parties hereto, intending to be legally bound hereby, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, agree to enter into this Contract subject to the following Terms and Conditions:
GENERAL PROVISIONS
1. Excellence in Performance. By this Contract, the CEO agrees to devote full time, attention and energies to the business of TSM and the protection of the best interests of TSM and its Subsidiary Corporations.
2. Official Title. The CEO will hold the title of President and Chief Executive Officer of Triple-S Management Corporation.

3. Hierarchy. The CEO, in carrying out his duties under this Contract, shall report directly to the Board.
4. Standards and Fiduciary Duty. The CEO will be obligated to (i) faithfully and fully comply with each of the guidelines, rules, regulations and administrative policies established by TSM and (ii) develop and implement the strategies, plans and business methods and the operational controls that are necessary for the successful administration, direction and protection of the best interests of TSM. The CEO will be loyal to TSM and its Subsidiary Corporations at all times and will recognize the fiduciary duty entailed by the acceptance of the employment.
SPECIFIC PROVISIONS
5. Principal Functions. The functions and duties that the CEO will perform under this Contract will be all those necessary and proper of the chief executive officer of a corporation of the size, complexity and nature of TSM. The functions which the CEO must perform will be invariably for the protection of TSM and its best interests.
6. Incidental Functions. The CEO must also perform all those duties, functions, tasks and incidental assignments which the Board assigns to him from time to time.
7. Base Salary; Incentive Compensation. The CEO will be compensated for his services under this Contract as follows:
a.	Base Salary. An annual salary as set forth in Exhibit A of this Contract, as it may be modified from time to time pursuant to Article 9 of this Contract.

b.	Annual Short Term Bonus (ASTB). An Annual Short Term Bonus to be computed each year pursuant to the Compensation Policy approved by the Board. The determination of the ASTB will remain at the sound discretion of the Board upon interpreting and applying said policy.

c.	Other Incentive Compensation. The Board may, but is not obligated to, provide other types of short or long term incentive compensation to the CEO. If any other incentive compensation is approved by the Board, said compensation shall be provided in accordance with the terms and conditions established by the Board.
8. Deferred Compensation. The CEO shall have the option, from time to time, to defer the payment of any of the compensation set forth in Article 7 above, as he wishes, provided such process complies with the applicable provisions of law and in accordance with a deferred compensation plan approved by the Board.
9. Annual Review of Compensation. The compensation of the CEO will be reviewed yearly pursuant to the Compensation Policy, provided that the Base Salary shall never be less than the amount agreed to in Exhibit A to this Contract.

10. Fringe Benefits; Other Benefits; Reimbursement of Expenses. The CEO will have the right to the Fringe Benefits and the Other Benefits. Additionally, TSM will reimburse and/or pay to the CEO the following items upon submission of documentation reasonably satisfactory to TSM of such expenses:
a.	necessary business, travel and miscellaneous expenses that are reasonably incurred in the performance of his official functions;

b.	the right to the use of an automobile of a category in accordance with the position held;

c.	the annual fees of a private club and of two business related clubs;

d.	the annual fees of two professional associations such as the Association of Certified Public Accountants and the American Institute of Certified Public Accountants; and

e.	any other related expenses which the Board deems necessary for the exercise of his functions.
11. Withholdings. TSM will withhold all amounts from the compensation of the CEO pursuant to law, such as social security and income tax. The CEO is authorized to acquire coverage additional to that provided by the life insurance presently in effect in Triple-S Vida, Inc., at his cost and expense.
12. Effectiveness and Expiration of the Contract. This Contract shall be effective as of January 1, 2010 and shall end on December 31, 2012, subject to earlier termination as provided in this Contract.
     The parties may renew the Contract by written agreement which will be executed on or before its expiration date. The parties are not obligated to renew the Contract. If either party wishes to renew the Contract, it will notify the other party in writing at least ninety (90) days prior to the expiration of the Contract. If either party gives notice of its intention to renew but the other does not wish to renew the Contract, or if both parties notify their intention to renew but do not reach an agreement as to the terms of the renewed contract, the employment of the CEO will terminate and the Contract will expire on December 31, 2012, except for Articles 15, 17 and 18, which shall survive such expiration. Upon the occurrence of any of the events described above in this paragraph, TSM will pay the CEO the equivalent of one year’s Base Salary in monthly installments and will extend the Fringe Benefits for one year, but only if the CEO was not the party notifying his interest not to renew the Contract.
     If the negotiations for a new contract extend beyond the expiration date and the CEO continues performing his services to TSM, TSM will continue to pay the CEO in accordance with Articles 7 and 10 of this Contract until such date as a new contract is signed or either party notifies, in writing, its decision to discontinue the negotiations, at which time all further CEO compensation will cease, except that TSM will pay the CEO the equivalent of one year’s Base Salary in monthly installments and will extend the Fringe Benefits for one year if the CEO is not the party that notifies its decision to discontinue the negotiations. The CEO and TSM hereby accept and acknowledge that the Contract will not be automatically renewed nor deemed to have been renewed because of the extension of the negotiations beyond the expiration date.
     Upon the expiration of this Contract or discontinuation of the negotiations described above, the CEO will also have the right to payment of the deferred compensation under Article 8, all vested amounts under TSM’s pension plan and the no competition compensation provided in Article 18.
13. Termination Without Cause. The parties agree that TSM has full rights to unilaterally terminate this Contract and the CEO’s employment hereunder Without Cause at any time prior to its expiration date, provided that the terms of Articles 15, 17 and 18 shall continue in effect. In such event of termination, the only obligations of TSM under this Contract will be to:
a.	pay to the CEO the Base Salary up to the normal expiration date of this Contract, or the Base Salary of one year, whichever is greater, withholding from said payments those amounts pursuant to law. TSM shall have the option to make that payment in a lump sum or in monthly payments, which will not extend beyond the period remaining of the Contract or one year, whichever is greater;

b.	extend to the CEO the Fringe Benefits for the remainder of the term of this Contract or one year, whichever is longer;

c.	pay any deferred compensation under Article 8;

d.	pay all amounts related to the CEO’s vested rights under TSM’s pension plan; and

e.	pay the no-competition compensation provided in Article 18.
14. Termination with Cause. It will be understood that TSM shall have “Cause” for the termination of this Contract and the employment of the CEO hereunder, when the CEO incurs in any of the following:
a.	material breach of his obligations and duties as specified in this Contract;

b.	conviction or allegation of nolo contendere of any felony or the conviction or allegation of nolo contendere of a misdemeanor involving fraud, dishonest or disreputable conduct or moral torpitude;

c.	insubordination;

d.	material non-compliance of this Contract or the rules, regulations, guidelines, policies, or code of ethics of TSM;

e.	improper or disorderly conduct;

f.	the existence of a conflict of interest not previously disclosed to the Board; or

g.	substantial reduction of the operations of TSM and its subsidiaries.
     Should the termination of this Contract by TSM be for Cause, or should this Contract be terminated due to CEO’s resignation or death, the CEO will not have a right to further compensation, payment or any benefit under this Contract as of the date of the termination. Notwithstanding the above, the CEO will have the right to receive payment of the Base Salary earned up to the termination date; the liquidation of Other Benefits accumulated up to such date; the payment of the amount accumulated as deferred compensation pursuant to Article 8 of this Contract; and the payments regarding the vested rights under TSM’s pension plan. If the termination of the Contract is for Cause or due to resignation, the CEO will also have the right to the payment provided in Article 18.
15. Confidentiality. The CEO recognizes that the knowledge of information concerning, or the relations with the employees, clients and agents of TSM and its Subsidiary Corporations, that the CEO has acquired and acquires during his employment with TSM are valuable and exclusive assets of TSM. The CEO accepts that he will not use for his benefit or for the benefit of third parties, nor disclose, without the written consent of TSM, any information, data, documentation or material or substantial knowledge about TSM and/or its Subsidiary Corporations, its business, its personnel or its plans, to any person, company, corporation, or other entity for any reason. The CEO accepts that all memoranda, notes, records and other documents, as well as information maintained electronically, generated or compiled by the CEO or which has been made available to the CEO about TSM’s business, its Subsidiary Corporations, its employees and its clients are the exclusive property of TSM and will be returned by the CEO to TSM at the conclusion of his employment or at any other time at the request of TSM.
     The CEO accepts that the services he renders and will render to TSM and its subsidiaries are of a special and unique nature and that consequently, he will have and has had access to confidential information about TSM’s business, its subsidiaries and its clients. Hence, the CEO is aware that if he materially breaches any of the provisions of this Contract with regard to these confidentiality agreements and non use of the confidential information, TSM may suffer irreparable damage, and, therefore, in addition to any other remedy which TSM may have under this Contract or the law, TSM will have the right to request an injunction restraining the CEO from breaching or continuing to breach the provisions of this Contract. The term “Confidential Information” means:
a.	The information described above;

b.	Proprietary information of TSM or its Subsidiary Corporations or their clients;

c.	Information marked or designated by TSM as confidential;

d.	Information, written or unwritten, and in any manner and regardless of not having been designated as confidential, which the CEO knows is treated as confidential by TSM; and

e.	Information provided to TSM by third parties that TSM is in the obligation of maintaining confidential, specifically including client lists and client information.
     “Confidential Information” does not include any information which TSM discloses publicly, becomes public without the CEO’s fault, is public in nature or is collected routinely by companies like TSM.
     The provisions of this Article 15 will survive and continue in effect after the expiration or earlier termination of this Contract for any reason.
16. Documents. At the termination of this Contract, the CEO agrees to return all the documents, objects, materials and other information obtained by him with regard to the business of TSM and its Subsidiary Corporations, recognizing, in turn, that said documents, objects, materials and related information constitute the exclusive property of TSM.
17. TSM Personnel. The CEO agrees not to solicit nor promote that the personnel of TSM and/or its Subsidiary Corporations end, voluntarily or involuntarily, their employment to join him or third parties in other efforts that are not for the benefit of TSM during the duration of this Contract and during twelve (12) months after the expiration or earlier termination of this Contract.
18. Covenant Not to Compete. During the term of this Contract and for a period of twelve (12) months after the expiration or earlier termination thereof, or of any extension of the same, the CEO, directly or indirectly, personally or through an entity or business, will not act as consultant, agent, principal, partner, stockholder, corporate officer, employee, director or in any individual or representative capacity to engage or participate in any business which directly competes with the business of TSM or its Subsidiary Corporations.
     It is agreed that the restrictions provided above will apply after the termination of this Contract, be it by its expiration or by resignation of the CEO or by dismissal of the CEO, with or without Cause, by TSM.
     The restrictions provided above will apply exclusively within the territory of the Commonwealth of Puerto Rico.
     In consideration for the covenant not to compete provided above, upon the expiration or earlier termination of this Contract or of an extension of the same, TSM will compensate the CEO an amount equal to the Base Salary, payable in twelve (12) monthly installments starting on the month following the date of expiration or earlier termination of this Contract.
     The CEO agrees and accepts that the term, the restrictions, the geographical area and the compensation to be received in connection with this covenant not to compete are reasonable and that the aforementioned payment is sufficient cause for the same.
     In addition, during the term of this Contract and any extension of the same, the CEO will not, directly or indirectly, provide the services herein contracted to any person or entity other than TSM and its Subsidiary Corporations. During the term of this Contract and any extension of the same, the CEO will not act nor, directly or indirectly, participate personally or through any entity or business, as a consultant, agent, principal, partner, stockholder, corporate officer, director with any person or entity other than TSM or its Subsidiary Corporations, excluding from this limitation the participation in boards of directors, Blue Cross Blue Shield Association committees, professional associations, or civil and professional entities, provided said participation, in the opinion of the Board, does not interfere with the CEO’s duties nor TSM’s best interests. These restrictions will apply to any location in which TSM does or may do business during the effectiveness of this Contract.
     The CEO acknowledges that if he breaches this covenant not to compete during his employment or after the expiration or earlier termination of this Contract, TSM may suffer irreparable damages, and therefore, in addition to any other remedy which TSM may have under this Contract or the law, TSM shall have the right to request an injunction restraining the CEO from breaching or continuing to breach this covenant.
19. Dispute Resolution. Both parties agree to try to resolve in good faith any dispute arising under this Contract or related to its termination using the most cost effective resources and will try to avoid any unnecessary costs. In addition, both parties shall make all good faith efforts to maintain all information regarding any dispute confidential.
20. Court proceedings. If the parties are not able to resolve any dispute arising under this Contract or related to its termination for any reason including alleged violations of the laws of Puerto Rico or of the United States which prohibit discrimination in employment, the aggrieved party may proceed directly to a court of law within the Commonwealth of Puerto Rico.
21. Change of Control.
a.	If during the term of this Contract there occurs a “Change of Control” of TSM, as this term is defined in sub-paragraph “c” of this Article 21, and as a result thereof the CEO resigns for “Good Cause” (as such term is defined below) or is terminated from his employment Without Cause, the CEO will have the right to receive from TSM a compensation for termination in consideration for having remained as an employee of TSM and having failed to pursue other present or potential professional or business opportunities. Such compensation for termination will be a sum equivalent to twice the “Total Compensation” (as such term is defined below) of the CEO, payable on or before the thirtieth (30th) day following the date on which the CEO concludes his employment as a result of a Change of Control. TSM will also provide for the continuation of the Fringe Benefits then in effect during twenty-four (24) months. The Fringe Benefits shall not be payable in a lump sum and TSM’s obligation to pay such Fringe Benefits will cease as soon as the CEO obtains employment with a comparable benefit. Such compensation for termination shall be in substitution of, and not in addition to, any compensation to which the CEO is entitled under Articles 12, 13 or 14, but will not substitute his rights to payment of the deferred compensation under Article 8, all vested amounts under TSM’s pension plan, and compensation under Article 18 of this Contract.

b.	For purposes of this Article 21, the term “Total Compensation” means: (i) the highest Base Salary of the CEO paid to him in any of the three (3) years prior to the date of the Change of Control, in addition to the average of the ASTB of the three (3) years prior to said date.

c.	A “Change of Control” will be understood to have occurred if:
(i)	any party acquires ownership of TWENTY-FIVE PERCENT (25%) or more of the total votes required for the election of the directors of TSM’s Board of Directors, or of such amount which, based on the cumulative vote, if this were allowed by the Articles of Incorporation and By-Laws of TSM, would permit such party to elect TWENTY-FIVE PERCENT (25%) or more of the directors of TSM;

(ii)	as a result of, or in connection with, a tender offer or exchange offer of TSM stock, a consolidation, merger or other business combination, sale of assets or any combination of the aforementioned transactions, the persons who were directors of TSM’s Board of Directors prior to such transaction fail to constitute a majority of the Board of Directors of TSM or its successor;

(iii)	there is a change of at least 30% of the directors of TSM’s Board of Directors as a result of a “proxy fight”, as such term is defined in Regulation 14A of the Securities Exchange Act of 1934, as amended; or

(iv)	a sale or transfer of substantially all the assets of TSM to another corporation not affiliated to TSM occurs.
Notwithstanding the provisions of this Article 21, a Change of Control of TSM will not be deemed to have occurred in the event that TSM suffers a corporate reorganization which does not materially alter the composition of directors or the percentage of votes owned by the existing stockholders.

d.	Resignation for “Good Cause” for purposes of this Article 21 shall mean:
(i)	a change in the nature or scope of the CEO’s duties or functions from those performed on the date immediately preceding the date of the Change of Control;

(ii)	a reduction in the CEO’s Base Salary from that received on the date immediately preceding the date of the Change of Control;

(iii)	a reduction in the CEO’s ability to participate in the compensation plans, such as bonus, stock options, incentives or other compensation plans, in which he participated on the date immediately preceding the Change of Control, which reduction will be determined in comparison to the opportunities that TSM (including its Subsidiary Corporations) provides to executives with comparable duties or the opportunities of participation that the CEO had under said plans on the date immediately preceding the date of the Change of Control;

(iv)	a change in the location of the CEO’s principal place of employment of more than twenty-five miles from the place where the CEO maintained his work office on the date immediately preceding the date of the Change of Control; or

(v)	the reasonable determination by the Board to the effect that, as a result of the Change of Control and a change in the circumstances thereafter affecting the employment position of the CEO, the CEO is unable to exercise the authority, powers, functions or duties assigned to his position in TSM on the date immediately preceding the date of the Change of Control.
MISCELLANEOUS PROVISIONS
22. Interpretation of the Contract. This Contract is the result of the negotiations of the parties, so that no presumption or inference may be made in favor of either of them.
23. Assignment. The CEO may not assign, in whole or in part, to a third party the his obligations or commitments under this Contract.
24. Entire Agreement. This Contract is the full and complete agreement between the appearing parties. Any other prior agreement, contract or covenant shall not be construed as valid or in effect.
25. Amendments. Any amendments to this Contract must be made by mutual agreement of the parties, in a written instrument executed by the parties or their legal representatives. Notwithstanding the foregoing, TSM has sole discretion to repeal, modify or create any standard, policy, rule or operational or employment condition of all employees, including compensation policies, benefits and insurance.
26. Section Headings. The headings included in this Contract have been added to facilitate its reading and analysis. At no time shall said headings be construed to constitute the agreement between the parties or amend the content of the terms that each one of them precedes.
27. Separability. In the event that any term of this Contract is declared void or illegal, the rest of its terms will continue in full force and effect.
28. Interpretation. This Contract shall be construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.
     IN WITNESS WHEREOF, the parties accept, acknowledge and execute this Contract in San Juan, Puerto Rico, on the date indicated above.

TRIPLE-S MANAGEMENT CORPORATION

/s/ Luis A. Clavell Rodríguez	/s/ Ramón M. Ruiz-Comas

By: Luis A. Clavell Rodriguez, M.D. Chairman of the Board of Directors	Ramón M. Ruiz Comas

EXHIBIT A
TO EMPLOYMENT CONTRACT
dated March 4, 2010
between
Triple-S Management Corporation
and Ramón M. Ruiz Comas
1)	Base Salary: $611,949

2)	Fringe Benefits:
•	Christmas Bonus

•	Family health insurance

•	Long term disability insurance

•	Life insurance